CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
INFODEX, INCORPORATED

INFODEX, INCORPORATED, a Delaware corporation, does hereby certify that a meeting of the Board of Directors held on December 17, 1990 and at the Annual Meeting of Stockholders held on December 17, 1990, pursuant to notice and at which a quorum was present, the following resolution was present, the following resolution amending the Certificate of Incorporation of Infodex, Incorporated was adopted in accordance with the provisions of Section 242 of Delaware General Corporation Law:

RESOLVED:                                That Article Fourth of the Certificate of Incorporation of the Corporation be, and hereby is, amended as set fourth below:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is eleven million five hundred thousand (11,500,000) shares, of which ten million (10,000,000) shares will be common stock with a par value of one cent ($0.01) per share and one million five hundred thousand (1,500,000) shares shall be preferred stock with a par value of two dollars ($2.00) per share.

The preferred stock may be issued in one or more series.  The Board of Directors is expressly authorized to issue from time to time one or more series of preferred stock and with respect to each such series to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series, the voting powers, full or limited, if any, of the shares of such series and the designations, preferences, and relative participating, optional or other special right, of such series and the qualifications, limitations, or restrictions thereof.  The authority of The Board of Directors with respect to each series shall include, but not limited to, the determination or fixing of the following:

(a) The number of shares constituting and designating of the series

(b) The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which some dividends shall bear to the dividends payable on any other class or classes or series of the Corporation’s capital stock, whether such dividends shall be cumulative or non-cumulative and, if cumulative, from what date.

(c) Whether the shares of the series shall be subject to redemption for cash, property or rights, including securities of any corporation, by the Corporation at the option of either the Corporation or the holder or both or upon the happening of a specified event, and if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption.

(d)   The terms and amount of any sinking fund provided for the purchase or redemption of the shares or the series.

(e) Whether the shares of the series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes of the Corporation’s capital stock, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges.

(f) The restrictions, if any, on the issue or reissue of any additional preferred stock.

(g) The rights of the holders of the shares of the series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(h) The voting rights, if any, of the shares of the series.

(i) Any other preferences, and, relative, participating, optional or other special rights, of the series, and the qualifications, limitations or restrictions thereof.

IN WITNESS WHEREOF, said INFODEX, INCORPORATED has caused its corporate seal to be hereunto affixed and this certificate to be signed by Roger S. Swain, its President and attested by Ernest H. Ulm, its Secretary, as of the 7th day of February, 1991.

INFODEX,  INCORPORATED

By_______________________
    Roger S. Swain
    Its President

ATTEST:

By_______________________
    Ernest H. Ulm
    Its Secretary